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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                          COMSTAR COMMUNICATIONS, INC.


                                   ARTICLE 1

     The name of the Corporation is ComStar Communications, Inc.


                                   ARTICLE 2

     The total number of shares of all classes which the Corporation has the authority to issue is 105,000,000, of which: (i) 80,000,000 shares of stock are designated as Common Stock (without designation as to series), without par value per share; (ii) 10,000,000 shares of stock are designated as Common Stock Series A, without par value per share; (iii) 10,000,000 shares are designated as Common Stock Series B, without par value per value; and (iv) 5,000,000 shares are designated as Preferred Stock, without par value per share. The designations, voting powers, preferences, relative rights, qualifications, limitations and restrictions of or on each class and series of stock are as follows:

     A. COMMON STOCK

     The Corporation's authorized and issued shares of common class stock are hereby renamed "Common Stock," without designation as to series. The Corporation is authorized to issue 80,000,000 shares of Common Stock, without par value per share. Each share of Common Stock shall be entitled to one vote.

     The Corporation is authorized to issue 10,000,000 shares of Common Stock Series A, without par value per share. The Common Stock Series A shall have rights that are identical to that of the Common Stock.

     The Corporation is authorized to issue 10,000,000 shares of Common Stock Series B, without par value per share. The Common Stock Series B shall have rights that are identical to that of the Common Stock Series A, except that each share of Common Stock Series B shall be entitled to ten (10) votes.

     Holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution, except as may be provided in one or more Preferred Stock Designations (as such term is defined below).

     Immediately prior to the closing of an Initial Public Offering (as such term is defined below), each issued and outstanding share of Common Stock
Series A and Common Stock Series B will become and be, without further act by the holders of any Common Stock of the Corporation, automatically converted into one share of Common Stock, without designation as to series, and the Board of Directors of the Corporation may thereafter at its election file Articles of Amendment to the Articles of Incorporation without further vote or action by the holders of any Common Stock of the Corporation, whether with or without designation as to series, confirming the elimination of the series designations of Common Stock, which amendment shall amend and restate the first sentence of
Article 2 of the
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Corporation's Amended and Restated Articles of Incorporation to read in full as follows:

     "The total number of shares of stock of all classes which the Corporation has the authority to issue is 105,000,00, of which 100,000,000 shares are designated as Common Stock and of which 5,000,00 shares are designated as Preferred Stock."

and shall amend and restate Section A of Article 2 of the Corporation's Articles of Incorporation to read in full as follows:

     "The Corporation is authorized to issue 100,000,000 shares of Common Stock without par value per share. Each share of Common Stock shall be entitled to one vote. Holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution, except as may be provided in one or more Preferred Stock Designations (as such term is defined below)."

     The term "Initial Public Offering" means the offer and sale by the Corporation of its equity securities in a transaction underwritten by an investment banking firm following the completion of which (i) such equity securities will be listed for trading on any national securities exchange or
(ii) there will be at least two market makers who are making a market in such equity securities through the Nasdaq National Market System.

     B. PREFERRED STOCK

     In addition to the Common Stock, the Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 5,000,000 shares of Preferred Stock, any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Amended and Restated Articles of Incorporation, which shall be effective without shareholder action, in accordance with the appropriate provisions of the Georgia Business Corporation Code (the "GBCC"), and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

                                   ARTICLE 3

     The corporation shall have not more than 15 directors, and the number of directors shall be fixed by the Board of Directors.

                                   ARTICLE 4

     No director of the Corporation shall be personally liable for monetary damages to the Corporation or its shareholders for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

          (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

          (ii) acts or omissions which involve intentional misconduct or a knowing


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 violation of law;

          (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the GNCC; and

          (iv) any transaction from which the director received an improper personal benefit.

     If at any time the GBCC shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GBCC, as so amended, without further action by the shareholders, unless the provisions of the GBCC, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article 4 shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

                                   ARTICLE 5

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located and all other factors such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to directors and shall not be deemed to provide to any constituency any right to be considered.

                                   ARTICLE 6

     The recapitalization contemplated herein shall be implemented as described in this Article 6. The Corporation presently has outstanding a total of 1,000 shares of its authorized and issued shares of common class stock held by four shareholders, each of whom holds 250 shares. Two of those four shareholders shall exchange a total of 500 shares (250 shares each) of such common capital stock for a total of 5,000,000 shares of Common Stock Series A (or 10,000 shares of Common Stock Series A for each such share of common capital stock). The remaining two shareholders shall exchange a total of 500 shares (250 shares each) of such common capital stock for a total of 5,000,000 shares of Common Stock Series B (or 10,000 shares of Common Stock Series B for each such share of common capital stock). The names of such exchanging shareholders and the series of Common Stock to be issued to them shall be as specified in the resolutions of the Corporation's Board of Directors and shareholders adopting and approving these Amended and Restated Articles of Incorporation.

                                   ARTICLE 7

     The mailing address of the principal office of the Corporation is 419 Bradford Street, Suite A-2, Gainesville, Georgia 30501.

     All amendments contained herein were duly adopted and approved by the Board of Directors of the Corporation and were duly approved by the shareholders of the Corporation in accordance with the

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provisions of Section 14-2-1003 of the GBCC on November 19, 1998.

     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer as of the 19th day of November, 1998.


                                        COMSTAR COMMUNICATIONS, INC.


                                        By: /s/ Sam F. Dayton
                                           ---------------------------
                                           Sam F. Dayton, President


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                             ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                          COMSTAR COMMUNICATIONS, INC.


                                       I.

       The name of the corporation is ComStar Communications, Inc.

                                      II.

       Effective the date hereof, Article One of the Amended and Restated Articles of Incorporation of ComStar Communications, Inc. is amended to read as follows:

                                 "ARTICLE ONE"

               "The name of the Corporation is comstar.net, inc."

       All other Articles and provisions of the Amended and Restated Articles of Incorporation shall remain in full force and effect.

                                      III.

       This amendment was duly approved by the Board of Directors without shareholder action, which was not required, in accordance with Section 14-2-1002 of the Georgia Business Corporation Code on 29th day of July, 1999.

       IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer as of the 29th day of July, 1999.

                                          COMSTAR COMMUNICATIONS, INC.


                                          /s/ Sam F. Dayton
                                          -------------------------------------
                                          By:     Sam F. Dayton
                                          Title:  President